Exhibit 10.18
XCEL ENERGY INC.
ANNUAL INCENTIVE PLAN

1.    Purpose. The purpose of the Xcel Energy Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Xcel Energy Inc. and its shareholders by promoting the Company’s pay for performance philosophy, attracting and retaining key employees of the Company and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of the Company’s business.
2.    Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated below. Any other capitalized terms used herein but not defined below shall have the same meaning as given to the term in the Xcel Energy Inc. 2024 Equity Incentive Plan (the “Equity Plan”) or any successor plan.
(a)    “Award” means an incentive award, denominated in cash, granted under Section 4 of the Plan that is payable to a Participant pursuant to the terms of the Plan.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Change in Control” means a Change in Control as defined in the Equity Plan, except that for purposes of Section 7 of this Plan, no Change in Control will be deemed to occur unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Governance, Compensation and Nominating Committee of the Board or such other committee as may be designated by the Board to administer the Plan.
(f)    “Company” means Xcel Energy Inc., a Minnesota corporation, or any successor thereto.
(g)    “Employee” means any employee of the Company or any of its subsidiaries.
(h)    “Participant” means an Employee designated by the Committee to participate in the Plan as provided in Section 4.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.
(i)    “Payment Date” means the date following the conclusion of a particular Performance Period on which the Committee certifies that applicable performance goals have been satisfied and authorizes payment of Awards for such Performance Period, which will be between January 1st and March 15th of the year following the last day of the applicable Performance Period.
(j)    “Performance Measures” means one or a combination of two or more financial, operational or other performance metrics, as approved by the Committee. Any performance goal may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies, indices or other external measures, or as a percentage of any of any other Performance Measure, and may relate to one or any combination of Company, subsidiary, business unit, division, operational unit or individual performance.
(k)    “Performance Period” means the period of time specified by the Committee, which shall be at least twelve months, over which the degree of attainment of specified performance goals will be measured.
(l)    “Target Incentive Award” means the amount determined by multiplying a Participant's base salary by a percentage designated by the Company at the time the award is granted, which percentage need not be the same for each Participant.

3.    Administration.
3.1    Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may adjust the terms and conditions of Awards, including exercising discretion to change the amount otherwise payable under an Award in recognition of unusual or nonrecurring events. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee. A designee of the Committee may grant, administer and exercise discretion with respect to Awards to an Employee who is not an executive officer. For Awards granted to such non-executive officers, all references to the Committee herein shall mean such designee.
3.2    Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.
4.    Awards.
4.1    Allocation of Awards. The Committee will designate such Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee shall designate the Participants, and establish the Performance Measures(s) and make the Awards, within the first 90 days of the Performance Period or such other time as the Committee shall determine in its discretion. The Committee’s designation of an Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable performance goals as described in Section 4.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.
4.2    Performance Goals. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more performance goals based on Performance Measures described in Section 2(j). For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied. In specifying the performance goals applicable to any Performance Period, the Committee may provide that one or more adjustments shall be made to the Performance Measures on which the performance goals are based. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures.
4.3    Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason, such as adjustments to prevent dilution or enlargement of rights in response to unanticipated events occurring during or subsequent to the Performance Period.
4.4 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify the degree to which the specified performance goals based on the Performance

Measures selected for that Performance Period were attained and the resulting amounts payable to Participants in connection with Awards for that Performance Period. Subject to any deferral election as provided in Section 8, Awards determined to be earned and payable will be paid on the Payment Date. Payment, if any, with respect to Awards shall be made in cash unless another form of payment is selected in accordance with Section 5.

5.    Election of Form of Payment of Awards.
5.1    Payment Options. The Committee may permit a Participant to elect to receive the amount payable under the Award in (i) cash, (ii) Shares, (iii) an Award of Restricted Stock, or (iv) any combination thereof. To the extent a Participant elects to receive payment of an Award in Shares or Restricted Stock, the amount of the Award so payable may be increased by an amount determined by the Committee. Any election to receive payment in Restricted Stock must be made in accordance with the timing rules set forth in Section 5.3. The number of Shares comprising the payment of an Award in Shares or in an Award of Restricted Stock shall be determined based on the Fair Market Value of a Share on the applicable Payment Date.
5.2    Terms of Restricted Stock. An Award of Restricted Stock granted in payment of an Award shall be made under the Equity Plan and be subject to such terms and conditions as the Committee shall determine in its discretion as set forth in the relevant award agreement.
5.3    Timing of Election. If a Participant is permitted to make an election to receive Restricted Stock pursuant to Section 5.1, such election must be made no later than the date that is three months after the beginning of the Performance Period, provided that the degree of satisfaction of performance goals associated with the Award are not readily ascertainable at the time of the election.
6.    Termination of Employment. If during the Performance Period applicable to an Award a Participant experiences a voluntary termination of Service or an involuntary termination of Service for Cause, the Participant’s Award will be immediately forfeited and no amounts will be payable pursuant to the Award. If a Participant experiences an involuntary termination of Service for reasons other than Cause during the Performance Period applicable to an Award, a prorated portion (based on the portion of the Performance Period occurring prior to the Participant’s termination of Service) of the Award amount that would otherwise have been payable based on actual achievement of the applicable performance goals if the Participant had not experienced a termination of Service shall be payable to the Participant in cash (notwithstanding any election pursuant to Article 5 to receive Shares or Restricted Stock). Notwithstanding the foregoing, if a termination of Service during a Performance Period is due to a Participant’s death or Disability, the prorated payout described above shall be based on the Participant’s Target Incentive Award amount. If after the end of a Performance Period but before the applicable Payment Date for the applicable Award a Participant experiences a voluntary termination of Service or an involuntary termination of Service other than for Cause, the Participant shall be entitled to receive the payout amount based on actual achievement of the applicable performance goals with respect to such Performance Period in cash and without regard to any election to the contrary pursuant to Article 5 to receive Shares or Restricted Stock. Notwithstanding anything provided in this Section 6, if the Xcel Energy Senior Executive Severance and Change-in-Control Policy (the “Severance Policy”) in effect at the time of a Participant’s termination of Service provides for a different payout than what is set forth in this Section 6, the terms of the Severance Policy shall prevail.
7.    Change in Control. Notwithstanding and other provision of this Plan, upon a Change in Control during a Performance Period, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment in cash equal to his or her Target Incentive Award (determined as if the Participant’s base salary as of the day immediately preceding the date of the Change in Control were his or her base salary as of the last day of the Performance Period) for the Performance Period that includes the date of the Change in Control. Award payments made in connection with a Change in Control will be made within 30 days following the Change in Control.
8.    Deferral of Compensation. Subject to all the terms and conditions of the Company’s Deferred Compensation Plan, a Participant may elect under such Deferred Compensation Plan to defer the receipt of the payment of Awards payable hereunder in cash.
9.     Tax Withholding. The Company or any subsidiary, as applicable, shall have the right to (i) withhold from any cash payment under the Plan owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting or settlement of an Award, and (ii) require a Participant or other person receiving Shares to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, with the Shares so withheld having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
10.     Effective Date of the Plan. The Plan shall become effective on the date it is approved by the Company’s Board. The Plan shall remain in effect until it has been terminated pursuant to Section 11.
11.     Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. No Award may be granted during any suspension of the Plan or after its termination.
12. Other Provisions.
12.1    Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.
12.2     Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.
12.3     Other Benefit and Compensation Programs. The approval of the Plan by the Board shall not be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.
12.4     Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.
12.5    Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota, without regard to its conflicts of laws principles, and shall be construed accordingly.
12.6    Compensation Recovery Policy. Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to the Xcel Energy Inc. Mandatory Compensation Recovery Policy for Section 16 Officers, the Xcel Energy, Inc. Compensation Recovery Policy for Covered Employees, and any other compensation recovery, recoupment or forfeiture policies adopted by Xcel Energy from time to time, or as otherwise required by law.
12.7     Section 409A. The Plan, Awards and compensation associated therewith are intended to be exempt from, or shall comply with, Code Section 409A, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. No elections to defer compensation will be permitted to be made under the Plan unless such elections are made in compliance with Code Section 409A. However, the Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Section Code 409A from applying to any such payment.
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